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                                     [LETTERHEAD]


                          CONSENT OF INDEPENDENT ACCOUNTANTS


To the Board of Trustees of Aim Series Trust (formerly, GT Global Series Trust):


     We hereby consent to the inclusion of our report dated February 17, 1998 on our audit of the financial statements and financial highlights of AIM New Dimension Fund (formerly, GT Global New Dimension Fund) as of December 31, 1997 in the Statement of Additional Information with respect to the Post-Effective Amendment to the Registration Statement on Form N-1A under the Securities Act of 1933, as amended, of AIM Series Trust. We further consent to the reference to our Firm under the captions "Financial Highlights" and "Other Information" in the Prospectus and "Independent Accountants" in the Statement of Additional Information.



                                             /s/ Coopers & Lybrand L.L.P.
                                             Coopers & Lybrand L.L.P.


Boston, Massachusetts
June 1, 1998